UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 24, 2004

SEMCO Energy, Inc.
(Exact name of registrant as specified in its charter)

Michigan	001-15565	38-2144267
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

28470 13 Mile Road, Ste. 300, Farmington Hills, Michigan	48334
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	248-702-6000

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    RCA Order in Response to Motion for Reconsideration

As previously disclosed, in connection with the issuance of preference stock and warrants to K-1 GHM, LLLP ("K-1"), the Company agreed to seek certain rulings from the Regulatory Commission of Alaska ("RCA"). To satisfy this obligation, by petition filed on June 17, 2004, the Company asked the RCA to rule that K-1's purchase of the preference stock and warrants and its conversion or exercise thereof, as applicable, are not, and will not be, deemed an acquisition of a controlling interest in a corporation holding a certificate of public convenience and necessity (a "Control Change") or otherwise constitute transactions requiring RCA approval.

Also as previously disclosed, on September 22, 2004, the RCA issued an order finding that the RCA did not have the authority to make the requested determination without the Company's first filing an application for approval of a Control Change. On October 7, 2004, the Company asked the RCA to reconsider its order.

In response to the Company's motion for reconsideration, in an order issued on November 23, 2004, which the Company received from the RCA on November 24, 2004, the RCA clarified that, while it possessed the authority to rule on the Company's petition, it declined to exercise that authority until it had developed a sufficient record upon which to base its decision. For this reason, it denied the Company's motion for reconsideration and transferred the inquiry to a newly-opened docket where the RCA indicated it will investigate whether the financing provided by K-1 to the Company constitutes a Control Change. The Company anticipates that the RCA will issue an order setting a schedule and perhaps provide additional information with respect to the intended proceedings.

The Company is unable to predict the outcome of the proceeding contemplated by the RCA's recent order; nor can the Company give any assurances regarding the timeframe for completing that proceeding.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMCO Energy, Inc.
(Registrant)

Date: December 1, 2004	By:	/s/ Mark T. Prendeville

Mark T. Prendeville Vice President and Deputy General Counsel

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